Exhibit 99.1




                  FOSTER WHEELER PLANS TO APPEAL CALIFORNIA VERDICT


     HAMILTON, BERMUDA, April 1, 2002--Foster Wheeler Ltd. (NYSE:FWC) reported today that it intends to move to set aside a verdict returned by a San Francisco, California jury on March 26, 2002 finding Foster Wheeler liable for $10.6 million.

     The case, TODAK VS. FOSTER WHEELER CORPORATION, was brought against Foster Wheeler, the U. S. Navy and several other companies by a 59-year-old male suffering from mesothelioma which allegedly resulted from exposure to asbestos. The company's financial obligation that may ultimately result from entry of a judgment in this case will be paid by insurance.

     According to Thomas R. O'Brien, Foster Wheeler's general counsel, there was no credible evidence presented by plaintiff that he was exposed to asbestos contained in a Foster Wheeler product. In addition, the verdict was clearly excessive and should be set aside or reduced on appeal.

     Foster Wheeler has for years been vigorously defending claims presented to it where proof does not establish causal relationship between plaintiff's injury and a Foster Wheeler activity. The success of this strategy is evidenced by the fact that Todak is the first plaintiff awarded damages in a verdict against Foster Wheeler and finding that Foster Wheeler is liable for a plaintiff's injury.

     O'Brien added that the company's claims handling process, which is almost entirely funded by insurance, will continue. The objective of the program is to attempt to settle all claims brought by individuals who present proof of actual injury caused at least in part by a Foster Wheeler activity and vigorously defend those cases brought by unimpaired claimants and those where Foster Wheeler products or operations are not proved to be involved. This program has thus far resulted in relatively low case disposition costs and a high percentage of dismissals with no payment.

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Note to Editors:

Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research, plant operation and environmental services. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, N.J. For more information about Foster Wheeler, visit our World-Wide Web site at www.fwc.com.

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04-01-02

MEDIA CONTACT:  Alastair Davie  908-730-4444

SHAREHOLDER CONTACT:  John Doyle 908-730-4270

OTHER INQUIRIES:  908-730-4000